Exhibit 99.1

Appliance Recycling Centers of America, Inc. 7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
Edward R. (Jack) Cameron (952) 930-9000
Richard G. Cinquina, Equity Market Partners
(612) 338-0810

ARCA Announces Plans to Open ApplianceSmart

Factory Outlet in San Antonio in October

August 3, 2004—Minneapolis, MN—Appliance Recycling Centers of America, Inc. (OTC BB: ARCI) today announced that it will open a 36,000-square-foot ApplianceSmart factory outlet superstore in San Antonio, Texas, in October.

Located off I-35/I-410 near the Windsor Park Mall in the northeastern metro area, the new factory outlet will be ARCA’s first retail location in the San Antonio area and tenth nationally.  The San Antonio outlet will be one of the largest appliance showrooms in Texas.

Like all ApplianceSmart factory outlet superstores, the new San Antonio location will carry a wide range of special-buy major household appliance brands, including Maytag, GE, Frigidaire, Whirlpool, KitchenAid, Jenn-Air, Amana, Magic Chef and Roper.  Special-buy appliances, which ApplianceSmart sells at a significant discount to retail, include new in-the-box closeouts, factory overruns, discontinued models and thousands of discounted out-of-box items.

Edward R. (Jack) Cameron, president and chief executive officer, commented: “Due to the soundness of our special-buy retail concept, we believe ApplianceSmart will become a strong presence in the San Antonio marketplace in a relatively short period of time.  Our new San Antonio factory outlet, which will offer customers an unprecedented selection of high-quality, discount-priced appliances, will benefit from its excellent, high-traffic location.  Marking our initial entry into Texas, this expansion will also position us to open additional ApplianceSmart factory outlets in that area of the country.”

The company previously announced that second quarter same-store sales of the eight ApplianceSmart factory outlets open during the complete second quarters of 2003 and 2002 rose 13%.  Total retail sales increased 26% for the quarter, paced by the strong performance of the new outlet serving the Atlanta market.  As of July 2004, ApplianceSmart was operating nine outlets: four in the Minneapolis/St. Paul market; three in the Columbus, Ohio, market; one in the Atlanta market and one in Los Angeles.

About ARCA

Through its ApplianceSmart operation, ARCA is one of the nation’s leading retailers of special-buy household appliances.  These special-buy appliances, which typically are not integrated into the manufacturer’s normal distribution channel, are sold by ApplianceSmart at a discount to full retail.  ApplianceSmart offers a 100% money-back guarantee as well as warranties on parts and labor.  ARCA is also one of the nation’s largest recyclers of major household appliances for the energy conservation programs of electric utilities.

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Statements about ARCA’s outlook are forward-looking and involve risks and uncertainties, including but not limited to: the speed at which individual ApplianceSmart outlets reach profitability, the growth of appliance retail sales, the strength of energy conservation recycling programs, and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

Visit our web sites at www.arcainc.com and www.appliancesmart.com.